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 [PHOENIX LOGO]                            PHOENIX LIFE INSURANCE COMPANY
                                                   A Stock Company
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Amendment
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This amendment is effective on the Contract Date reflected in the contract
Schedule Page, and may not be issued subsequent to the Contract Date. Except as stated in this amendment, it is subject to all of the provisions contained in the contract.

Amendment to Part 4 Premium Payments and Allocation:

    . The provision entitled "Guaranteed Interest Account (GIA)" is amended by deleting the second paragraph in its entirety and replacing it with the following:

We reserve the right to limit cumulative premium payments to the GIA during any one-week period to not more than $250,000. We will credit interest daily on any amounts held under the GIA at such rates as We shall determine at an effective annual rate of interest never less than the Minimum Guaranteed Interest Rate shown in the contract Schedule Page. At least monthly, We will set the interest rate that will apply to any premium payment made to the GIA. That rate will remain in effect for such premium payment, or the resulting Adjusted Premium, for an initial guaranteed period of one full year. In addition to the rate applicable to the initial guarantee period, We may credit additional interest for periods less than one-year. Upon expiry of the initial one-year guarantee period, and for any premium payments, or Adjusted Premiums whose guarantee has just ended shall be the same rate that applies to new premium payments made during the calendar week in which the guarantee period expired. Such rate shall likewise remain in effect for such Adjusted Premiums for a subsequent guarantee period of one full year.

                         Phoenix Life Insurance Company

                              /s/  John H. Beers
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                                  [Secretary]

































 08GMIR                                                                    ME